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                                                                    Exhibit 99.1

                        FROM CHARTER ONE FINANCIAL, INC.
                                       AND
                          ALBANK FINANCIAL CORPORATION



CONTACTS FROM CHARTER ONE:                             CONTACT FROM ALBANK FINANCIAL:
     INVESTORS- Ellen Batkie (800) 262-6301                 Richard Heller  (518) 445-2100
     MEDIA-     William Dupuy (216) 566-5311


              CHARTER ONE AND ALBANK TO MERGE IN STOCK TRANSACTION
              ----------------------------------------------------

CLEVELAND, OHIO, June 15, 1998 -- Charter One Financial, Inc. (NASDAQ:COFI) and ALBANK Financial Corporation (NASDAQ:ALBK) today announced a definitive agreement under which ALBANK would be merged into a wholly owned subsidiary of Charter One.

ALBANK, the holding company of ALBANK FSB, a federally chartered savings bank, and ALBANK Commercial, a state-chartered commercial bank, is headquartered in Albany, New York, has $4.1 billion in assets ($3.5 billion in deposits), and operates 88 branch offices in upstate New York and 21 in Massachusetts and Vermont.

Terms of the transaction - Terms of the agreement call for a tax-free exchange of common shares at a fixed exchange ratio of 2.16 shares of Charter One common stock for each of ALBANK's common shares. Based on the current number of outstanding ALBANK common shares, it is expected that approximately 29.6 million new shares of Charter One common stock will be issued in conjunction with the merger, bringing the initial value of the transaction to approximately $1.0 billion and the pro forma market capitalization of the combined company to $5.3 billion.

Based on Charter One's June 12 closing stock price of $34.06, the exchange ratio represents a price of $73.58 for each ALBANK share. The pricing equals 258% of ALBANK's book value at March 31, 1998 and 24.5 times ALBANK's 1998 estimated earnings (based on median IBES).

The merger, which would be accounted for as a pooling of interests, is expected to close in the fourth quarter of 1998. Due diligence work (including an assessment of Year 2000 readiness) has been completed by both companies and their advisors. The transaction has been approved by the boards of directors of both companies and is subject to approval by the Office of Thrift Supervision, the New York Superintendent of Banking, and each company's shareholders.


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Cost saves - Charter One estimates that the synergies of the transaction will produce annual cost savings equal to 30% to 35% of ALBANK's current operating expenses, or $20 to $24 million after tax. The targeted cost savings would be primarily created by eliminating duplicative back office operations and from maintaining a unitary thrift holding company structure. Although job reduction will result from eliminating certain operations, Charter One indicated its sales approach frequently results in increased employment in the retail operation following acquisitions.

Accretive elements - Charter One expects the transaction to break even on an earnings per share basis for the combined company on cost savings alone. The initial implementation schedule indicates cost saves could be fully phased in by the second quarter of 1999.

Beginning in the year 2000, Charter One anticipates a number of additional revenue opportunities resulting from the merger, including introducing its retail banking product lines into ALBANK's retail branches (adding $5 to $7 million to annual earnings after tax), redeploying excess ALBANK liquidity into Charter One loans (resulting in a spread increase on $700 million from 50 to 100 basis points, or incremental earnings of $2 to $5 million annually after tax), and leveraging ALBANK's capital in excess of 6.5% (estimated at $100 million) to earn 75 to 125 basis points pretax (equivalent to $7 to $12 million annually after tax).

Merger costs - One-time, after-tax charges in conjunction with the merger are expected to approximate $40 to $50 million.

Benefits to ALBANK - "We are very pleased with what this transaction means for our customers, our community and our shareholders," stated Herbert G. Chorbajian, ALBANK Chairman and Chief Executive Officer. "With Charter One establishing a significant presence in western New York late last year, the addition of our franchise creates a dominant New York institution spearheaded by one of the premier financial institutions in the country. With this merger, Charter One will have built an attractive upstate New York franchise that will offer a broad array of products to meet the needs of our customer base. In terms of shareholder value, Charter One's record is almost unequaled. Charter One has consistently generated strong earnings growth which has been rewarded by the investment community through outstanding share price appreciation over the past 10 years."

Chorbajian noted that upon completion of the merger, all ALBANK FSB and ALBANK Commercial retail banking branches will remain open. He also noted that all existing certificates of deposits and loan contracts would be unchanged and that insured deposits would remain insured by the FDIC.

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Benefits to Charter One - "This is a tailor-made opportunity for us to continue our market extension efforts in New York," commented Charles John Koch, Charter One's Chairman and Chief Executive Officer. "The addition of ALBANK gives us one contiguous market that runs from southeastern Michigan through to Springfield, Massachusetts. We have stated all along that we are attracted to areas of similar demographic character as that in Ohio, Michigan and western New York. The primary geographical areas of the ALBANK franchise meet those criteria and should be an ideal market for our retail lending and savings products."

Koch continued, "In addition to strong market presence, one of the most compelling benefits of this transaction is a very attractive deposit base. ALBANK has almost no wholesale funding; it has built a deposit base that is 46% core with an average cost of 4.05%. By adding ALBANK's deposits to ours, we immediately increase our funding mix from 60% in deposits to 66% and improve our loan to deposit ratio from 122% to 111%. This fits extremely well with our capacity as an excess asset generator. We can use this attractive deposit base to fund retail lending at profitable margins.

"Our two organizations have very complementary asset generation capabilities," Koch observed. "While we are strong in residential and consumer lending, ALBANK has a significant and growing base of commercial loans and companion business checking products. This commercial strength will help Charter One accelerate its growth in that area."

Koch went on to discuss the opportunity to once more capitalize on its successful experience of quickly introducing a strong sales culture into an existing organization and launching a product set that matches the needs of the market. He noted that this was precisely the result following the entry into Michigan in late 1995 with the FirstFed Michigan merger and again in western New York with the October 1997 merger with RCSB Financial. "Our success in Michigan is well documented, and the initial results in western New York are following a parallel path. It has been only eight months since we concluded the RCSB deal and during the first five months of 1998 our western New York division closed over $260 million in loans, more than triple the level of last year's comparable period. Probably the most significant statistic is the shift in our mortgage lending market rank following these mergers. In Michigan we have moved from number 6 to number 2, and in New York we have moved from number 9 just last year to the number 1 lender in our markets."



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Additional terms of the transaction - Following the acquisition, three ALBANK directors will join Charter One's Board of Directors, including Mr. Chorbajian, who will join Charter One as a Vice Chairman.

As part of the transaction Charter One would receive a break-up fee of $40 million under certain circumstances, including an option to purchase, under certain circumstances, shares of ALBANK common stock equal to 9.9% of ALBANK's outstanding common stock. Additionally, ALBANK may terminate the transaction in the event Charter One's common stock price declines more than 17.5 percent during the period from June 9, 1998 through the date by which all regulatory and shareholder approvals have been obtained and all waiting periods have expired and such decline is at least 17.5 percentage points more than the decline in the weighted average stock price of a predefined peer group during that same period.

Lehman Brothers is acting as financial advisor to Charter One, and Merrill Lynch is acting as financial advisor to ALBANK. Both have provided fairness opinions in connection with the transaction.

With nearly $20 billion in total assets, Charter One Bank is one of the largest thrifts in the country. The Bank currently has more than 220 branch locations in Ohio, Michigan and western New York. Additionally, Charter One Mortgage Corporation, the Bank's mortgage banking subsidiary, operates 39 loan production offices in 13 states, and ACSI, the Bank's indirect auto finance subsidiary, generates loans in eight states. The Company's press releases are available by telefax at no charge by calling PR Newswire Fax On Demand. To retrieve a specific press release, call (800) 758-5804 and reference account 313075. Press releases along with additional information may also be found at the Company's web site: www.charterone.com.



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Forward-looking Information
Statements contained in this news release that are not historical facts, including estimates, may constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger cannot be fully realized within the expected time frame;
(2) revenues following the merger are lower than expected; (3) competitive pressures among depository institutions increase; (4) costs or difficulties related to the integration of the businesses of Charter One and ALBANK are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; and (7) legislation or regulatory changes adversely affect the business in which the combined company would be engaged.

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


            CHARTER ONE FINANCIAL, INC./ALBANK FINANCIAL CORPORATION
                                   AT-A-GLANCE

                   First Quarter 1998 Selected Financial Data
           (financial ratios reflect year-to-date results, annualized)
                     ($ in millions, except per share data)



                                                                                  PRO FORMA
                                                COFI              ALBK           (COMBINED)
                                                ----              ----           ----------
Total assets ........................        $19,457.0           4,089.4          23,546.4
Total loans .........................         12,835.2           2,814.0          15,649.2
Total deposits ......................         10,548.1           3,539.7          14,087.8
Total equity ........................          1,433.4             366.8           1,800.2
Shareholders' equity/assets .........             7.37%             8.97%             7.65%
Net income (3 months ended) .........             63.5               9.8              73.3
Return on assets ....................             1.28%             0.98%             1.31%(a)
Return on equity ....................            18.00%            10.96%            17.59%(a)
Nonperforming assets ................            $74.6              37.7             112.3
Nonperforming assets/assets .........             0.38%             0.92%             0.48%
Book value per share ................           $11.19             28.54             11.55(c)
Closing stock price .................            34.06(b)          51.50(b)             --
Fully diluted shares (3 months ended)            131.6              13.7             161.2(c)
Market capitalization ...............         $4,364.6             661.9           5,310.0(c)
Retail banking locations ............              223               109               332
Stand-alone loan offices ............               39                 0                39
Households served (000s) ............          828,000           270,000         1,098,000
Employees ...........................            4,181             1,458             5,639

---------------------------

(a) Assumes cost saves equal to 30% of ALBANK annual operating expenses.
(b) Friday, June 12 closing price.
(c) Adjusted for the 2.16 exchange ratio.

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